EXHIBIT 10.1

Amendment No. 10 to the
Second Amended and Restated
Operating Agreement

1.   Section 11.4 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

11.4   Tax Matters Partner. The Board of Directors shall, from time to time by resolution, appoint one of its members as "tax matters partner" of the Company pursuant to Code Section 6231(a)(7). Such tax matters partner shall be a Member of the Company. The tax matters partner is authorized to perform all duties imposed by Sections 6222 through 6234 of the Code; provided, however, that the tax matters partner may not take any such action that is material to the Company without the consent of the Board of Directors; provided, further, that this sentence does not authorize such tax matters partner, the Board or any member of the Board to take any action left to the determination of an individual Member under Code Sections 6222 through 6234. The Company shall indemnify, to the full extent permitted by law, the tax matters partner from and against any damages and losses (including attorneys' fees) arising out of or incurred in connection with any action taken or omitted to be taken by in carrying out responsibilities as tax matters partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

Effective Date: August 13, 2004	By:	/s/ Leonard Wostrel

Leonard Wostrel, Secretary